Exhibit 3.1

LOCK-UP AGREEMENT

THIS AGREEMENT is made as of November 1, 2022 (the “Effective Date”), between and among MXY HOLDINGS INC., a Delaware corporation (“Stockholder”), and HIGHTIMES HOLDING CORP., a Delaware corporation (the “Company”). Stockholder and the Company are hereinafter sometimes individually referred to as a “Party” and collectively, the “Parties.”

RECITALS:

WHEREAS, in connection with that certain Membership Interest Purchase Agreement, dated November 1, 2022 (the “Purchase Agreement”) among the Company, HT Red LLC, a Delaware limited liability company, as Buyer, and Anacapa CA LLC, a California limited liability company, as Seller (the “Anacapa”), related to the sale of 100% of the membership interests in Pure CA LLC, the Company has agreed to issue to Stockholder consideration consisting of 609,090 shares (the “Pure CA Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Hightimes Common Stock”);

WHEREAS, in connection with that certain Membership Interest Purchase Agreement, dated November 1, 2022 (the “Purchase Agreement”) among the Company, HT Red LLC, a Delaware limited liability company, as Buyer, and Anacapa, related to the sale of 100% of the membership interests in Pure Calaveras LLC, the Company has agreed to issue to Stockholder consideration consisting of 27,272 shares (the “Calaveras Shares”) of Hightimes Common Stock;

WHEREAS, in connection with that certain Membership Interest Purchase Agreement, dated November 1, 2022 (the “Purchase Agreement”) among the Company, HT Red LLC, a Delaware limited liability company, as Buyer, and MXY Ancillary Holdings LLC, a California limited liability company, as Seller (the “MLK Seller”), related to the sale of 100% of the membership interests in MXY Property Holdings, LLC, the Company has agreed to issue to Stockholder consideration consisting of 363,636 shares (the “MLK Shares”) of Hightimes Common Stock;

WHEREAS, in connection with that certain Membership Interest Purchase Agreement, dated November 1, 2022 (the “Purchase Agreement”) among the Company, HT Red LLC, a Delaware limited liability company, as Buyer, and MXY License Holdings LLC, a California limited liability company, and Anacapa CA LLC, a California limited liability company, as Sellers (the “Sapphire Sellers” and, together with Anacapa and the MLK Seller, the “Sellers”), related to the sale of 84.075% of the membership interests in Sapphire Enterprises, LLC held by the MLK Sellers, the Company has agreed to issue to Stockholder consideration consisting of 255,631 shares (the “Sapphire Shares”) of Hightimes Common Stock;

WHEREAS, in connection with that certain License Agreement, dated November 1, 2022 (the “Purchase Agreement”) among Pure CA, LLC, and Seven Ten Holdings, LLC, a Delaware limited liability company, the Company has agreed to issue to Stockholder consideration consisting of 90,909 shares (the “License Shares” and, together with the Pure CA Shares, the Calaveras Shares, the MLK Shares, and the Sapphire Shares, the “Subject Shares”) of Hightimes Common Stock; and

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WHEREAS, the Sellers have agreed to cause Stockholder to have the Subject Shares locked up and restricted on Transfer (hereinafter defined) for a period of time following the Initial Trading Date (hereinafter defined);

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged) the parties hereto agree as follows:

1.	Stockholder hereby agrees that it will not, except as otherwise provided for in Section 2 below, during the applicable Lock-up Period (defined below), directly or indirectly;

a.	sell, offer, contract, or grant any option or right to sell, pledge, transfer, or otherwise dispose of Subject Shares, whether owned of record or beneficially;

b.	enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Subject Shares, whether any such swap or other agreement or transaction is to be settled by delivery of Subject Shares, in cash or otherwise; or

c.	publicly announce an intention to do any of the foregoing (collectively a “Transfer”).

2.	For purposes of this agreement:

“Initial Trading Date” means the first date that Hightimes Common Stock commences trading on the OTCQX Market or any other securities exchange.

“Lock-up Period” means the period commencing on the Initial Trading Date and expiring:

a.	With respect to the first 25.0% of Subject Shares (rounded down to the nearest share), the date that is twelve (12) months following the Initial Trading Date;

b.	With respect to the second 25.0% of Subject Shares (rounded down to the nearest share), the date that is eighteen (18) months following the Initial Trading Date.

c.	With respect to all remaining Subject Shares, the date that is twenty-four (24) months following the Initial Trading Date.

3.	Notwithstanding the restrictions on Transfers of Subject Shares described above, the undersigned may undertake any of the following Transfers of Subject Shares during the applicable Lock-up Period:

a.	by way of pledge or security interest, provided that the pledgee or beneficiary of the security interest agrees in writing with Hightimes to be bound by this agreement for the remainder of the applicable Lock-up Period;

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b.	a Transfer to any Affiliate of a Stockholder; provided, that as a condition to any such Transfer, the Affiliate shall agree in writing with Hightimes to be bound by this agreement for the remainder of the applicable Lock-up Period;

c.	a Transfer in a private placement of the Subject Shares (not into the market) to any person, corporations, partnerships, limited liability companies or other entities (each a “Private Transferee”), so long as such Private Transferee agrees in writing with Hightimes to be bound by this agreement for the remainder of the applicable Lock-up Period;

d.	any transfer of Subject Shares pursuant to a bona fide third party take-over bid, merger, plan of arrangement or other similar transaction made to all holders of such Subject Shares, involving a change of control of Hightimes, provided that in the event that the take-over bid, merger, plan of arrangement or other such transaction is not completed, the Subject Shares owned by the undersigned shall remain subject to the restrictions contained in this agreement.

4.	Each Stockholder hereby represents and warrants that it has full power and authority to enter into this agreement and that, upon request, it will execute any additional documents necessary or desirable in connection with the enforcement hereof.

5.	This agreement is irrevocable and will be binding on each Stockholder and its successors, assigns, provided however that the Stockholders shall not assign this agreement without the prior written consent of Hightimes.

6.	This agreement shall be governed and construed in accordance with the laws of the State of California applicable therein. All matters relating hereto shall be submitted to the state (but not federal) court of appropriate jurisdiction in the County of Los Angeles, State of California, for the purpose of this agreement and for all related proceedings.

7.	This agreement will terminate on the close of trading of Hightimes Common Stock on the date that the last Lock-up Period expires.

8.	This agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

[Signature page follows]

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IN WITNESS WHEREOF, this Lock-Up Agreement has been duly executed by the parties set forth below as of the Effective Date.

HIGHTIMES HOLDING CORP.

By:	/s/ Paul Henderson
Name:	Paul Henderson
Title:	Chief Executive Officer

STOCKHOLDER:

MXY HOLDINGS INC.

By:	/s/ Jordan Lams
Name:	Jordan Lams
Title:	Chief Executive Officer

[Signature page to Lock-Up Agreement]